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                                                                    Exhibit 99.3



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                              HUNTINGTON BANCSHARES

                            MODERATOR: LAURIE COUNSEL
                                  JULY 12, 2001
                                   1:00 PM CT


Laurie Counsel:       ...I'd like to review a few housekeeping details. This
                      meeting is being broadcast live, but will also be available on a replay basis both on the Internet and telephone. Please call Huntington's Investor Relations
                      Department at 614-480-5676 for further information on these replays and access to today's presentation materials.

                      You may also obtain information about our earnings conference call to be held next Tuesday on the seventeenth at that number. Furthermore, a complete transcript of today's meeting will be filed with the SEC on Form 8K tomorrow on the thirteenth.

                      A few items for those of you here in person, out of courtesy to other persons in attendance, we respectfully ask that you turn your cell phones and pagers to the vibrate setting.

                      The restrooms are located past the registration table out there and down the right to the hallway. Beverages and light refreshments are in the back there for your enjoyment during the meeting. And we also look forward to talking with you further at the reception just following the presentation in the (Reed) Salon across the hallway.

                      I'd like to now go ahead and read our forward-looking statement disclosure for the benefit of those in our listening audience who do not have a copy in front of them.

                      Today's conference materials and related questions and answers conducted at this conference contain forward-looking statements, including certain plans, expectations, goals, and projections which are subject to numerous assumptions, risks, and uncertainties.


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                      Actual results could differ materially from those
                      contained or implied by such statements for a variety of factors, including changes in economic conditions, movement in interest rates, competitive pricing - or competitive pressures on product pricing and services, success and timing of business strategies, the successful integration of acquired businesses, the nature, extent, and timing of governmental actions and reforms, and extended disruption of vital infrastructure.

                      All forward-looking statements included in this conference, including related questions and answers, are based on information available at the time of the conference. Huntington assumes no obligation to update any forward-looking statements.

                      Again, we appreciate your time and interest in Huntington's strategic announcement today. I'd like to now introduce Tom Hoaglin, Huntington's President and Chief Executive Officer, who will begin our presentation. Tom?

Tom Hoaglin:          About three months into my tenure at Huntington, it came
                      time for me to get an Ohio driver's license. I'm happy to report that I passed to test. When it came time for me to go up to the counter and give information to be on the driver's license -- height, weight -- the young woman attending to me asked my hair color. And I said, Brown.

                      And she did one of these things. And I said, Well it always has been brown. My wife was on my right side. And I turned to her, and she said, No. I said, Okay, it's gray. It's been an intense five months at Huntington. So...

                      We greatly do appreciate your taking time to be with us today. I've met some of you in prior years. But none of you have known me as the CEO. I accepted this opportunity in February in order to lead the effort to turn around Huntington's financial performance and rebuild shareholder value.

                      At the outset of our presentation, I want to assure you the entire Huntington management team fully understands that we work on behalf of our shareholders. We are absolutely serious about growing earnings and enhancing returns. And we're excited about our future.

                      I understand that Huntington has not spoken formally to you in this kind of setting for quite awhile. We're glad to be here to report on the results of our strategic review. And on an ongoing basis, we expect to be very open with you regularly.



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                      I'm just going to talk for awhile and then I'll turn to
                      the slides. During the past several months I've been - I've spent considerable time reviewing Huntington's businesses and assessing the strength of our management team.

                      I've visited all major markets and listened to employees, trying to understand the culture and what interferes with the ability of employees to serve customers and grow their businesses.

                      I've met with shareholders and customers and invested a great deal of time and energy to get employees reengaged and participating in making Huntington better.

                      Today we want to give you an honest assessment of Huntington, our strengths, our challenges, where we're headed as a company, what actions we plan to take. Suffice it to say, I found a few more surprises than I expected. But I'm here to tell you the problems are fixable. And rocket science is not required.

                      In a nutshell, internally Huntington has not been working very well. We have a dedicated team. But they've lacked a clear sense of direction. Senior management turnover has taken a toll on the organization. There have been several Number 2s, for example, over the years. Mike McMennamin is the fourth CFO in three years.

                      Too much decision making has been centralized, shifting the focus away from serving customers and onto the corporate bureaucracy. We've lacked financial discipline and accountability for performance. We did not have a uniform disciplined sales process. Employees have talked to me about being afraid to deliver bad news and offer their opinions and suggestions.

                      On the positive side, as I thought about our shortcomings, I realized that collectively they represent a very substantial opportunity for Huntington, given the right changes.

                      I think we're in the right businesses in our markets. Middle market commercial and commercial real estate, consumer wealth management, and auto finance, which I'll talk more about in a minute.

                      Our core Midwest markets are good markets to concentrate our resources in. And we're sure that we have significant opportunity to grow market share. We have a strong credit culture.


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                      Our credit quality is sound. And we've strengthened our
                      senior management team substantially.

                      What we have to do now is improve our execution dramatically. We have lots of issues to address. And we're going to address them aggressively. Business as usual, obviously, will not be good enough. We intend to take some decisive action now to lift earnings per share, strengthen capital, clean up the balance sheet, and position Huntington for future growth.

                      First, we intend to sell the Florida franchise. To some, this may seem counter-intuitive. We're growing in Florida. We have a good team. We like the market.

                      But there are three important reasons for our decision. First, Florida is simply not well positioned strategically for Huntington. We intend to concentrate at home, if you will, in the Midwest.

                      Second, we've had to spend a lot of money building an infrastructure in Florida. And we will have to invest considerably more to be competitive. As a result, we're not able to generate as attractive a return on our capital as we would like and as we believe that others already in the marketplace would be able to do with our franchise.

                      Third, the sale of Florida will be significantly accretive through 2000 and - 2002 and 2003 because of the repurchase of shares. And it will serve as the catalyst for our restructuring and repositioning program.

                      Next, we will further rationalize our retail distribution network by consolidating 43 banking offices in Ohio, Michigan, West Virginia, and Indiana. Consolidation will offer us run-rate improvement, because the offices are in close proximity to other banking - Huntington branches. We will eliminate the expense and retain most of the customers and revenue.

                      We will take substantial restructuring and other special charges in the second, third, and fourth quarters. These charges will clean up our balance sheet and improve future earnings. And Mike will provide more details for you in a few minutes.

                      Finally, we will cut the dividend by 20%. This is a tough issue for us, because 75% of the stock is owned by retail investors. Nevertheless, we recognize that our payout ratio is high. Reducing it will help us to support future growth and/or repurchase additional shares.
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                      By taking these actions, we hope to demonstrate that we
                      are serious about changing Huntington so that shareholders can be rewarded and customers better served. These steps are also important because they give us strength and flexibility to focus on growing the business in our core markets.

                      We're quite confident that we have a lot of opportunity for growth in the Midwest based upon our current market share, relatively poor execution, new leadership, changes to our structure and culture, greater customer focus, and a disciplined sales process. And Ron Baldwin will talk to you in a few minutes about opportunities in corporate and retail banking.

                      I've said the word serious a few times already. And this is a serious time for Huntington. But I want you to know that I'm excited about the changes we're making and what we can accomplish. Employees at all levels of Huntington are becoming energized. The place is coming alive.

                      Here's what we plan to present formally to you today. Later in the presentation, we'll share some earnings projections, which - for 2002, which I'm sure you'll be interested in.

                      I understand that Huntington may have over-promised a bit at times in the past. From this point forward, Huntington will not be a company that over-promises and under-delivers.

                      Before going further, I want to introduce our senior executives. As you know, I worked for Bank One for 26 years and was well schooled in the very successful decentralized operating model. In later years, I led several cross-organizational initiatives - organizational change initiatives.

                      Mike McMennamin joined Huntington last summer and became our Vice Chairman and CFO in October. Mike and I were colleagues at Bank One for almost 20 years. We know each other very well. Mike has brought tremendous strength to the financial side of Huntington and has also played a very key role in the overall management of the company.

                      Ron Baldwin joined the company in April as Vice Chairman for Retail Banking and Corporate Banking. Ron and I were colleagues at Bank One for about ten years.



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                      I recruited Ron because he's a very accomplished banker
                      with deep experience on both the retail and corporate sides in a much larger company. He's well versed in the issues, a proven leader, and represents a substantial strengthening of Huntington's executive management team.

                      Now let's talk about other names on this slide. The rest of the senior team is what I would call a combination of more new players and Huntington veterans. I'd particularly like to point out Dan Benhase, Executive Vice President for our private financial group, or Wealth Management.

                      Dan has had 20 years of industry experience overseeing trust, private banking, asset management functions. Prior to joining Huntington, he spent ten years - the last ten years running these functions at Star Bank in Cincinnati.

                      Dave Renke, who just recently joined us, is a Bank One veteran. Dave is in charge of installing for us the disciplined sales process, and particularly in our banking centers. He had this responsibility and did very very well at it in 2000 offices at Bank One.

                      I might also say that we've had - we've made many recent changes in our regional leadership. Now we think we have a much much stronger team out there. So we have a new, but an experienced team at Huntington.

                      So here's a summary assessment from me about Huntington, first in the financial area. We have an unacceptable level
                      - an unacceptably low level of earnings given the franchise potential.

                      We need additional capital for flexibility. As you know, we have a high efficiency ratio. Revenues have been flat over the last few years. Expenses have been increasing. We need greater financial discipline and performance accountability.

                      And I'd like to comment about our technology investment mix. As you may know, we've spent a lot of money on e-ventures and not enough on technology - what I would call front-line employees serving customers.



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                      We like the potential for eBank. But other ventures have
                      been disappointing. In the future at Huntington, technology spending will be on better tools for our own employees and customers and not on more e-ventures.

                      At the moment, we're beginning to install a new automated teller and platform system, which will continue over the next 18 months to replace a woefully inadequate system.

                      As to markets, I think we have a good core midwestern geographic presence. Our franchise is concentrated in large metropolitan areas. We do not have large share in many of those markets. They're good markets. But we don't have large share. So we think we have an opportunity to substantially increase our share.

                      As I commented a minute ago, we need to rationalize our distribution network further. This goes beyond Florida. We simply have too many offices in close proximity to other banking centers. Our Florida presence is nonstrategic. And we need to improve in Michigan.

                      Performance in Ohio, for example, has been good. But Michigan has lagged. That's largely due to what I would call a lack of leadership over time, lots of management turnover, and a poor merger integration of First Michigan Bank three or four years ago.

                      In terms of our business model, management turnover has adversely impacted the organization and culture, as I've said. We do have a hardworking dedicated team which lacks a clear sense of direction.

                      Decision-making is centralized. We lack customer focus. There's no uniform disciplined sales process. We do have a strong credit culture. And as many of you would be aware, we've had limited deposit growth.

                      Now I'd like to talk to you a few minutes about our strategy and my vision. My vision is that Huntington will be the local bank. This means far more than place. The local bank is close to its customers, understands their needs, is responsive, flexible.

                      But we will be a local bank able to deliver more sophisticated resources to our customers, for example, treasury management and capital markets, more sophisticated resources than could a true small community bank. I believe this strategy will position us to win in both large markets and small.



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                      As the local bank in each of our core markets, we will
                      focus intensely on our customers. And we intend to expand our physical presence in many of our core markets in the Midwest.

                      I'd now like to talk about the auto finance business. As you know, many competitors have exited all or part of this. We've carefully thought about the business and how we compete. And we've thoroughly scrubbed our numbers. We continue to believe that it's a good business for Huntington.

                      The returns are attractive now and, we think, over the full economic cycle as well. With the exit by others, pricing has improved. We believe that we are now managing the business pretty well. And it's largely within our retail and commercial footprint.

                      In auto leasing, as you may know, we feel we've mitigated significant future exposure by purchasing residual value insurance. But what we don't want, the auto - what we don't want is the auto finance business to become a larger piece of Huntington than it is now. And because we're not going to push growth, we think we'll be better able to maintain attractive margins.

                      Finally, we want to grow our wealth management businesses, which we call the Private Financial Group. These include personal, institutional, corporate trust, as well as investment management, securities brokerage, and insurance.

                      While this is still a relatively small part of Huntington, it's starting to grow rapidly under new leadership, even with difficult market conditions. We've increased the sales force substantially, introduced five new proprietary mutual funds and a new managed asset management account, and expanded retail investment and insurance programs.

                      To act as the local bank with decision-making close to customers, we will change our management structure. Huntington today operates under a line of business structure with centralized control.

                      While this has helped make Huntington more standardized, we've lost customer focus. So we will give responsibility for both corporate and retail banking to the region presidents or, if you will, our local management.




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                      But the region presidents will be expected to execute the
                      corporate standards, meaning that we will have common products and a common approach to pricing, sales and services, distribution, et cetera. Dealer Sales and the Private Financial Group will continue as lines of business.

                      Now let me review our action steps. One of the things that I have not yet talked about today is that several months ago we undertook an effort to reduce our forecasted expense growth and to generate more revenue. I'm pleased to report that we've identified $43 million in opportunities that we will capture in 2001 with a higher full-year impact in 2002.

                      As I've mentioned, we're reducing the dividend 20%, divesting Florida, and taking restructuring and special charges. All of these together will have the effect of improving earnings, improving our operating efficiency, improving our capital position, our balance sheet flexibility, and giving us the chance to focus on key strategic markets that will position Huntington for future growth.

                      Culture change is hard work, as you know. But in Huntington's case, it's absolutely key to improving our financial performance over time. Our culture will have a strong shareholder orientation with a focus on customers and customer service by all employees every day. We'll have strong financial discipline, performance accountability.

                      And we'll have high performance standards. I think in the past Huntington simply has set the bar too low. I mean that internally in particular. We've expected too little of each other. That won't be the case in the future.

                      We will have a culture of expense control. Expense control, by my way of thinking, is not a project, it's what we should do every day. It's the way we should live our professional lives.

                      Teamwork will be a core value for us, and particularly in the area of customer service, where too often in the past Huntington employees have not worked effectively enough to meet customer needs or solve customer problems.

                      Employee participation is also going to be a hallmark of Huntington. All employees must be in the process - must be involved in the process of making Huntington better.



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                      I would expect ideas each month, each year, from each
                      employee. This has not been the case in the past. Employees are excited to participate. They care about Huntington. They want to be involved.

                      We also look forward to broad employee ownership. We're giving active consideration to programs that would allow all employees to be owners and to act like owners of Huntington.

                      We also expect to emphasize performance-based compensation to a greater extent. It certainly important to me philosophically that our senior executives have lots of skin in the game. We have not put together all of the details of this. We've been focused on more strategic issues. But you can expect us to talk more about this in the future.

                      I also would like to let you know that our directors have decided to take all of their compensation this year in the form of options rather than cash. We very much want to create a culture of performance.

                      I'd like to conclude this part of my comments just sharing with you what I think are appropriate financial targets for Huntington. Some of these are shorter-term than others. But they will all be ones that we strive for.

                      We think that we should aspire to annual earnings per share growth in the 10% to 12% range, return on equity of 18% to 20% -- you know, we've been far short of that mark -- and have our dividend payout ration in the 35% to 45% range with an efficiency ratio of 48% to 52%. It was about 61% in the first quarter.

                      (Unintelligible) income should comprise about 35% to 40% of our total revenue base. And we want to have strong capital ratios, tangible common equity to assets at 6-1/2%, and risk-based capital at 11%.

                      I'd now like to call on Ron Baldwin to talk about the corporate and retail banking side of Huntington.

Ron Baldwin:          As the Vice Chairman for Retail and Commercial Banking for
                      the past three months, I will present to you my current assessment, our competitive strengths, our operating challenges, and our plans for those challenges.



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                      I think the first place to start with the assessment is to provide a little more detail. Tom gave you an overview. We are competing in seven metropolitan markets.

                      We are positioned in growing markets with 85% of our deposits concentrated in Ohio and Michigan in growing markets. We have good positions outside of Ohio and Michigan in Indiana and West Virginia.

                      Our market shares rank us between second and sixth in each market. And as you can see from these charts, except for Columbus, our deposit share lagged our branch network share.

                      And we do business, as shown in this last bar, with a lot of customers in those markets, but touch them more lightly, so our sales and service process should be and will be focused on retention and cross-selling of our customer base so that we can compete more effectively using - and utilize our distribution network and achieve a more positive leverage there.

                      While we are - have modest market shares in a lot of the larger metropolitan markets, as we review that with our local management team - with my local management team, we focus on trade area.

                      For example, in Cleveland it's a $50 billion market. And while we have a 3-1/2% market share, when we look at our trade area, we have $14 billion of just deposits within three miles of our offices. So - and we do not have a dominant market share within those trade areas. So we have lots of room for growth - opportunity for growth to pursue.

                      On the commercial side, we generally have a better market position than what would be reflected on the retail side. Commercial - or one way to complete - continue the assessment is really to look at growth trends.

                      In general, our consumer and commercial revenue has grown more slowly than the market over the last couple of years. And in general, our loan production has exceeded deposits.

                      Specifically with regard to commercial growth, you'll see that loan growth has been good. Our commercial deposit growth shows a decline in this year. This decline is explained by three things.

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                      In general, there is a trend of reducing (DDA) nationwide.
                      Specifically, there is a trend towards commercial customers choosing to pay in fees in lieu of balances -- and so our fees are growing -- and customers choosing to make a good economic decision to sweep accounts from (DDA) to investments.

                      And so our investment accounts are growing. And I can explain about 80% of the negative 9.1% growth with those two reasons. The issue we have to deal with is in our business banking franchise, where we have had attrition that we need to address.

                      The good news is we have a set of product bundles that are going to be out September 15 that I think will help us towards that correction, along with the change we're going to make in our organizational structure in sales simplicity.

                      With regard to our government deposit funding, Mike McMennamin is going to address that as we talk about funding strategies.

                      And the retail trend is somewhat similar, loan growth good, better in the first five months of this year at a 13.8% growth. Our sales of home equity loans are up 30%, our average daily balances of home equity loans up 20%, driving the combined 13.8% growth for the entire retail loan portfolio, which does not include our dealer - this does not include dealer sales.

                      Transaction savings were flat last year. It shows a bounce up this year. I'm pleased with the 11.9%. I'm not predicting that that growth rate is sustainable for the rest of the year. Although it is reflective of something I'm going to show you next that does give me encouragement as I complete - or continue my assessment.

                      CDs, similar to the government funds on commercial, is part of the funding strategy for the Huntington that Mike McMennamin will address.

                      Our retail households are growing. And this slide shows that up until the middle of last year our defection rate exceeded our acquisition rate. We were shrinking. We are now into a sustained positive growth of households for several reasons, I think.

                      One, I'm pleased with the quality of the consumer transaction and loan product portfolio we have. And this was introduced in May of last year. And we are also seeing that our front line employees are enthusiastically embracing the sale of these products.


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                      And our customers are telling us they like it too,
                      because our household growth is growing. And this gives me confidence as we proceed on continuing to drive revenue in the future.

                      As we go forward - or that completes my assessment. So now I want to talk to you about our competitive strengths that we will use as we move forward. And they are attractive core markets, experienced team, a new team (unintelligible) operating platform, and sound credit quality. I've already talking about metropolitan markets that are growing.

                      Another feature you need to know that I emphasize on the attractive markets is that in every one of our markets one of our major competitors is going through a major change, either an acquisition of their own, conversions, or enterprise restructuring that they're dealing with. And I think this creates opportunities for us as well.

                      The competitive strength I'm most excited about is the experienced team that I have to work with. We have recruited market veterans to lead our teams under our new organizational design that Tom alluded to.

                      In Cleveland, Detroit, and Indianapolis, these are bankers who have been in those markets for over 20 years in other larger organizations. And I am very happy with that team.

                      In addition, we have seasoned people that we've promoted from inside who are relatively new in their roles in Cincinnati and Charleston. In Grand Rapids, we do have an opening there. And we will fill that by July 31.

                      We're already seeing the results of this new leadership. In Detroit we are growing deposits. In Cleveland we have loan and deposit growth. In Indianapolis our loans are growing. So I'm encouraged with this team.

                      Another strength is our operating platform. Believe me, I am very pleased to be part of a team that has one banking charter, one system to serve all of our markets, that understands what their quality metrics are so they know when things are broken and go attack them and fix them, and the ability in fact to fix things.




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                      The image-enhanced technology that we have invested in
                      will also pay off for us as we are able to provide better service. For example, if you call and you want to know - you want a photocopy of a check, we can pop that up on a screen.

                      In tele-banking we can even tell you what's on that check in case you don't even need to have that photocopy. And if you want it, we can push a button and get it to you electronically.

                      We'll also be using imaging technology in our wholesale world. And we will also be driving some revenue as we have image-enhanced statements to use. And that's a competitive advantage I'm pleased to be part of.

                      We have sound credit quality. And Mike McMennamin is going to talk about that.

                      Now we've got some challenges and plans. Clearly we need to address those. The three levers that I think we should pull are the sales and service organization, which I'll talk about, distribution network and efficiency, and the Michigan franchise.

                      Let's take them one at a time. Sales and service organization, we will become - our business today - our organization today is pretty complex. And so we're going to simplify that. We're going to get bankers closer to the customer. We'll be their local bank. We'll provide the central support of line of business.

                      And I have had the benefit of working in environments where the sweet spot of the best of local distribution with the best of line of business support can be achieved. And that's what we'll strive for. My role is to make sure that role clarity is achieved and that teamwork is sustained.

                      We will be adopting a corporate-wide sales and service process. I have worked with Dave Renke in the past. I have seen how effective it can be when you have a daily discipline of morning meetings, afternoon debriefs, that you commit yourself to telemarketing and to profiling. And I've seen the revenue generated as a result of that.

                      On the commercial side, we will be equally disciplined. And first our discipline will be around profitability. Less than 10% of our commercial customers represent 50% of our revenue. That's an opportunity to either grow more profitable accounts relationships or trim the commitment we have to less - to marginal or unprofitable relationships.



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                      We've been through quickly a Phase I, optimization. We've
                      reduced in the commercial line of business 23 FTEs. That will generate over a $1 million run-rate lift for us. And that's just the first step.

                      Incentive plans are key. We will balance the sales, balance sheet growth, income statements. We will have P&L statements at the banking center level. We will encourage our people to become entrepreneurial and reward them accordingly. Accountability for the results is key to our process.

                      Also our success metrics will be cross-sell ratios. We - for new accounts - not average accounts, but for new accounts, we're at a 1.5% cross-sell. We should be at 3%. We've done some arithmetic. A 3-to-1 cross-sell ratio on a new account is $11 million, $12 million run-rate annually.

                      You all know the power of retention. And improving our retention from 90% to 93% is a large driver of profitability, as well as deepening penetration in our market share for commercial.

                      Our next challenge is distribution and efficiency. We quickly have done a review of our branch network optimization opportunities. We have identified 43 offices, 12% of our 368 branches, that would make sense to consolidate. And in a lot of markets, we don't have enough offices, and we need to reinvest as the second phase of our optimization program.

                      Similarly, ATMs are an opportunity for us. We had 800 off-site ATMs. We are going to be removing a number of them. We're going to be changing the pricing on a number of them. We're going to change the features and functions of the rest of them - or a number of them.

                      We think this is, combined with the branch consolidation, a $5.7 million run-rate benefit to us. And we're not - this is a first opportunity, a first phase of optimization.

                      It must be the way we will operate in the future, continually looking for opportunities to build and as well as combined. As part of the program Tom alluded to, we've also looked at revenue enhancements and expense reductions. And there are clearly those for us.

                      Repricing for - to do risk-based pricing for our consumer lending is a $2 million opportunity pricing on service charges involving (NSF and OD), another $2 million. Image statementing, I do believe is an opportunity for us, in addition to $1 million for revenue, as well as cost reductions from image statementing.

                      We've been renegotiating contracts, telecommunication and Visa. We've eliminated some openings that we don't think we need with our new structure. And we've reduced some marketing expenses that we don't think were paying off for us.

                      We will be investing in a new platform system. We will be converting our huntington.com to Corillian. And so we are making investments there. And those are in the forecast that Mike will be sharing with you.

                      The Michigan franchise is key. The Michigan franchise is under-performing. Tom alluded to some of those issues. I won't belabor them. I'll just say that now our Detroit franchise under new leadership is improving.

                      They've been one of the strong groups for us this year in our sales and balance sheet growth. We gave them some new products and new support. And they've been performing nicely.

                      Grand Rapids is stable, although it is going to take the new leader in Grand Rapids, with his team, to recover to the pre-acquisition performance that that franchise enjoyed.

                      We do have the benefit that all systems conversion are behind us, all new product lines have been introduced. We are stable in our structure, and therefore must be opportunistic in taking customers and regaining market share in these markets. And I'm under no illusion that this is easy. But this is also basic banking and something that we know how to do.

                      In conclusion, on retail and commercial then we are in the right businesses. We've got new leadership in place. We're focused on cross-sell and retention with an intention to have a new and improved sales and service process.

                      And we know what needs to be done in Michigan. And we've got the will and the leadership to get it done. And that, combined with maintaining our historical credit quality, gives me a lot of encouragement as we move forward.

                      Now I want to talk about Private Financial Services. This is a group dedicated to serving and providing investment management services, mutual fund and annuity products, trusts, and insurance products.

                      It is a growth opportunity for us that we have identified. We believe that off of its revenue base of $170 million, which is about 12% of (HBI), we can grow 15% to 20% a year.

                      One of the ways this is going to be done is new improved mutual fund products that have been introduced by Dan Benhase and his group, but also by improved sales efforts. And this is a good story.

                      The Huntington Investment Company, which is the group that we in the retail side of the Huntington align with, has been a strong partnership and has produced good results. We are ranked sixteenth out of the top 50 banks in annuity sales and twenty-seventh out of the top 50 banks in mutual fund sales.

                      We will continue to drive off of that positive base. And as we sell more proprietary Huntington funds in this mix, we will drive the next lever of performance, which is increasing assets under management beyond the $8.9 billion we currently have today.

                      Insurance sales is also a strong part of the Huntington story. Yet there is still opportunity to do - have more penetration of insurance amongst our customer base.

                      That's an overview of the Retail and Commercial and the
                      (PFG) lines of business. And now I want to turn the podium over to Mike McMennamin, our CFO.

Mike McMennamin:      Thanks, Ron. Before we get into the financial
                      restructuring part of the presentation, I want to spend a few minutes on our dealer sales area, our automobile loans and leases.

                      As you can see or as you already know, this represents a significant part of our asset structure. We've got about $7 billion of auto loans and leases, which represent a little bit over 30% of the corporation's total loan and lease portfolio.

                      We are a market leader in most of the markets in which we operate. We have the Number 1 market share among the non-captives in Cleveland, Columbus, Cincinnati, Kentucky.

                      We're Number 2 or 3 in Tampa and Orlando. And in the Michigan and Indiana markets, where it is difficult to get statistics, we're fairly confident that we are either Number 1, 2, or 3 in both of those markets. So we've got good market share, first of all.

                      The second point I'd make about this business is that the used car financing is becoming a larger and larger portion of this business. Forty-five percent of our loan volume is in used cars today - 40% to 45% I should say. And 25% of our leasing volume is in the used car segment. And I think that's significant, because we do not compete with the captive finance companies in that part of the marketplace.

                      Our business model provides for a local underwriting presence in the markets, underwriting and sales. We feel that that adds a value proposition to the dealer. It's a little bit more expensive for us from a servicing standpoint. But we think that's more than offset by the flexibility that it gives us with the dealer community.

                      The last point is that we have been aggressive in levying fees both on the loan and lease business. We do export the Ohio fees to other states we're doing business in.

                      And we're charging a whole potpourri of fees, acquisition fees, disposition fees, early termination or prepayment fees, late fees, NSF fees, et cetera. We think this differentiates us a little bit from our competition in that area.

                      What are some of the key issues that we're facing in the auto financing business? First of all, net interest margins for the industry are at the high levels - historically high levels versus what we've seen in recent years.

                      We estimate that these margins - net interest margins are over 100 basis points wider today than they've been over the last five years. Now those changes, we're convinced, are due to both structural changes in the industry as well as cyclical changes.

                      Specifically on the cyclical front, when you get interest rates declining as they have in recent months, you tend to get a widening net interest margin. That's here today. That will go away at some point down the road.

                      But we are convinced that some of the structural changes are also impacting in a positive sense this widening of net interest margins. Specifically, we're having a number of non-bank and bank competitors either drop out of these markets or significantly reduce their activities.

                      GE Credit just exited the market. National City in Cleveland has exited the leasing market. (Unintelligible) and Bank One are both cutting back significantly their activities.

                      We also have noticed a significant increase in credit quality in the portfolio that we are - the current vintages of the portfolio. Here we show some numbers. In the first quarter of this year versus a year ago, cycle scores have gone from $6.95 to $7.20.

                      The percentage of D paper that we are underwriting today is 5% of the portfolio, versus 15%, a significant reduction in the number of policy exceptions, going from 6% to 2%. And we think all of these factors bode very well for future loss rates in that portfolio.

                      The other point I'd make here is that this portfolio turns over very quickly. Forty-five percent of the portfolio that we have today has been originated in the last - in the loan portfolio has been originated in the last 12 months. Thirty-five percent of the lease portfolio has been originated in the last 12 months. So changes in credit quality tend to ripple through that portfolio relatively quickly.

                      We also, as Tom mentioned, purchased residual value insurance for the entire portfolio with an AA-rated carrier. This is first loss insurance. That is, there is no deductible.

                      It insures the difference between the residual value that is built in to the customer contract and the black book value, whatever that happens to be, when the car is actually sold.

                      So what conclusions did we come to? Well first of all, as Tom mentioned earlier, we are going to stay in this business. Secondly, we are going to limit the business - the loan and lease portfolio as a percentage of the total loan portfolio. We will not let it grow above its current percentage of that portfolio.

                      Thirdly, we think that on a fairly conservative basis over a cycle - not today, but over a cycle, we expect returns on equity in the 13% to 16% range for this portfolio.

                      I also would make the point that that's assuming what we think is a very conservative capital allocation in this business, in the 9% to 11% range. Today's rates of return on the business we're booking, we think, are north of 18%.

                      That's a function of the wide net interest margins that we're experiencing today. Certainly on a cyclical basis we don't expect those to continue for the next few years.

                      Let's turn now to the financial restructuring plan. And we also at the end of the presentation will give you an update or some guidance on 2001 and 2002 earnings. The financial mission, I think, is obvious. And that is to maximize the total rate of return on the equity of the company, not in the next two months, not in the next two years, but over a reasonable period of time.

                      Long term earnings growth, EPS growth, we have as a goal 10% to 12%, return on equity 18% to 20%, dividend payout ratio 35% to 45%. And we are going to operate the company with a stronger capital base than has been the case in the past.

                      Specifically, we will target a tangible common equity asset - common equity to asset ratio of a minimum of 6-1/2% and a risk-based capital ratio of at least 11%.

                      We'll talk about a number of initiatives here in just a second. We'll talk a little bit about the (NIE) initiative that was referred to earlier, as we mentioned, the dividend - a 20% dividend reduction, a reduction of some low margin assets on the balance sheet.

                      We're going to take a restructuring charge over the next three quarters, second, third, and fourth quarter, totaling $140 million after-tax, consolidate 12% of the non-Florida branches. And we're going to sell the Florida franchise.

                      The (NIE) initiative, as Tom mentioned, this is basically already baked in to our assumptions for 2001. We have reduced - we've taken what I'd call a down payment step on reducing our cost structure. We've reduced it $36 million for this year. That benefit will basically carry forward to 2002.

                      We also are looking at the possibility of outsourcing our information technology and/or our back room operations areas. Just to give you some - we have not made a final decision on that, I would add. We're working with some consultants to help us think through the strategic implications of that.

                      Just to give you some idea of the scope of those expenses, in both IT and back room operations, there's roughly $100 million in each area of expenses. So you're talking about up to a couple hundred million dollars.

                      Longer term efficiency ratio objective, 48% to 52%, we think that in 2002 we'll get down to 55% to 57%. We have a long ways to go. That's why I referred to it as it a down payment. But on the other hand, we've started to make significant progress, at least in these projections, versus the 61% that we looked at in the first quarter.

                      Dividend policy, 20% cut, that'll be effective with the third quarter dividend going from 20 cents to 16 cents a share. Dividends are obviously a tax-inefficient method of providing return to the shareholder because of the double taxation.

                      We do view this reduction in the dividend as an offensive, not a defensive strategy. Or stated another way, we don't feel that the high dividend payout ratio was a positive factor in the stock.

                      We think that the shareholders will be much better served if indeed we retain this capital and use it to either grow earnings - assets and earnings and/or repurchase stock. A payout ratio of 35% to 45%, we expect it to be within that band with the size of this cut. So we would be within our target range in 2002.

                      Balance sheet restructuring, just a quick comment on asset liability management, it's our intent to run the company with a very limited tolerance for interest rate risk.

                      We've skinnied down the interest rate risk significantly in the last year. We currently are in a position where if rates were to rise by 200 basis points over the forward curve, our net interest income position would decline about 2%. We think 3% is probably the policy limit for that activity.

                      We also feel that low margin assets -- and by low margin assets, I'm going to refer to the investment securities portfolio and the residential mortgage portfolio -- we think that they are a relatively inefficient use of capital to retain those assets on the balance sheet.

                      We have shrunk those assets from 27% of the earning asset total in 2000 - or in 1999 to where in the second quarter it now is down to 18%. We intend to try to continue to shrink this somewhat. If you think of the first bullet point that we want to run the company with relatively little interest rate risk, that implies basically a matched funding strategy.

                      If you're going to put - if you're going to hold investment securities, which today are basically for commercial banks mortgage-backed securities or residential mortgages, then you need to have some matched funding in probably the four to five-year duration area.

                      If you match fund that portfolio, the only thing you're left with for a spread is the value of the options that are embedded in that - in those assets. If we choose to take that option risk, we can write those options and receive the option income. We don't need to have the assets on the balance sheet.

                      Also by keeping the assets on the balance sheet, you also are tying up some of your funding capacity. In an environment where loan to deposit ratios are north of 100% for the industry, all of these assets, in essence, are being carried at the margin with wholesale national market funds. We just don't think that's a good use of that capacity.

                      On the funding side, Ron Baldwin made the comment both in terms of our public deposits and also our retail CDs -- you saw their shrinkage in those liability categories -- we simply have not been very aggressive from a pricing standpoint in either of those areas.

                      And the reason is that we haven't needed the funding. The funding has been provided by the sales of the investment securities portfolio and the - to a lesser degree, the residential mortgage portfolio.

                      Now going forward, that's going to change dramatically. When we sell Florida and lose the deposits down there, we are going to have a very strong appetite for funding. And that will dictate a much more aggressive approach in terms of pricing strategy on retail CDs.

                      Specifically, in the last week or two we've for the first time in quite awhile put some very aggressive prices on retail (unintelligible) as well as bumped the rate up on our money market accounts to try to attract some deposits.

                      Now we also think it's important at this stage in our - in the company that we give Ron Baldwin - we make sure that his retail sales people have attractively priced products out there to sell as he tries to rebuild the sales and service structure of the retail bank.

                      Restructuring charge, these are pretax numbers here at the bottom. You see the total pretax charge is $215 million. That's $140 million after-tax. As we mentioned, that will be taken over the second, third, and possibly fourth quarters.

                      The reason for spreading it out is just accounting conventions. Accounting convention dictate exactly when you can take certain charges. Some of them we did not - we were not able to take in the second quarter.

                      Sixty-four million dollars in restructuring charges, this is the branch consolidation, the ATM optimization strategy that Ron is pursuing. It also includes the estimated cost of retention for our Florida employees as we sell that franchise.

                      There's some corporate overhead and facility changes in there also. And there also is the writeoff for the sale or writeoff of all of our e-commerce technology investments with the exception of eBank, which as Tom alluded to, we are very excited about.

                      We also are going to write assets down for asset impairment purposes by $45 million. There basically are three areas here. We're going to write down the IO strip, which is the residual value on two auto loan securitizations we did in 2000.

                      The estimated charge-offs associated with those transactions are no longer applicable. Charge-offs have increased above and beyond the estimates that we thought that were appropriate when we set those securitizations up. So we're going to be writing that asset down.

                      We also sold our final $15 million investment in Pacific Gas and Electric commercial paper in the second quarter and recognized a loss on the sale of that asset.

                      We are also taking this opportunity in the second quarter to put more reserves into the auto residual area. I will tell you that we are comfortable with our reserve levels today. But we do think that we want to try to get this even more conservative on our assumptions going forward.

                      Seventy-two million dollars of increases in our credit reserves, really four areas, we have three of them posted up here. There's two portfolios that we are exiting or have actually exited.

                      That is the sub-prime auto business that's about $150 million portfolio. We are no longer making those loans. We have embedded losses in that portfolio. And small truck and equipment -- these are the large tractor/trailer rigs -- a $60 million portfolio that we inherited when we purchased First Michigan three years ago, the embedded losses in that portfolio will be written off.

                      Thirdly, you see the 120-day delinquencies. The (FFIEC) policy dictates that consumer loans rated at 120-days delinquency are charged off. There are a number of exceptions to that rule.

                      This is similar to an accounting policy change. We are getting into a much more conservative position with regard to that regulation. That represents, to a certain degree, an acceleration of charge-offs that in all probability would have occurred in future months.

                      The fourth area that we did not put up on here is bankruptcies. Consumer bankruptcies have increased significantly in the last year. Nationally they're up 18%. They're up just about that same percentage for Huntington. We think that's a function of two factors.

                      One, the deterioration in the economy certainly has weakened the consumer's financial position. But also the discussion in Congress about passing legislation that would impose more stringent requirements for filing bankruptcy has led to an acceleration in anticipation of that event happening. And we've seen increased bankruptcy filings because of that phenomenon.

                      We have other reserves which are basically accounting, legal, and also some small amount of operating reserves that we will be establishing in the charge, all of which will be recognized in the second quarter.

                      Let's turn to credit quality for just a second. Credit quality is obviously a great deal of concern in this kind of an economic environment. The deterioration in the economy has had a significant adverse impact both on the consumer balance sheet, but also on the corporate balance sheet.

                      Credit quality has not been a major problem at Huntington. But we are experiencing significant increases in charge-offs that we think are in line with or actually slightly better than industry performance.

                      This chart shows - compares the non-performing assets as a percentage of our total loan portfolio in the last two years. We're the red line, with the peer group - the group of peer banks, the yellow line.

                      As you can see, our non-performing asset totals have been consistently below that of the industry. And in spite of the fact that the industry and Huntington's numbers have deteriorated significantly in the last two quarters -- this is through the first quarter -- you can see that our relative performance actually has improved slightly as we've gone up less than the rest of the banks.

                      (Unintelligible) slide for net charge-offs, basically the story here is that our charge-offs have been in line with or slightly below industry averages over the same two-year time period, albeit again have bounced up significantly from the second quarter a year ago because of the cyclical phenomenon.

                      Also I'd point out here that on consumer - on charge-offs we probably tend to run a slightly higher charge-off ratio than other banks because of the portfolio mix. Over 50% of our portfolio is consumer loans. They tend to be somewhat higher charge-offs, albeit higher rate assets.

                      So I think that the story from - a very very brief overview on our quality is, we certainly are not immune in the economy. But we don't think we've been affected any worse. In fact, we think our performance numbers are a little better than the industry as a whole.

                      Let's turn to Florida. I'll just give you a quick overview of Florida. You can see from the map that our Huntington presence in Florida is a central Florida presence. We have $4-1/2 billion of deposits and 139 branches, $32 million of branch - of deposits in the average branch, a little bit over $2 billion in loans.

                      In deposits we're Number 8 in the state. And 95% of our deposits are at MSAs. That represents about - just a little bit less than 25% of Huntington's total deposits.

                      Florida obviously is a very attractive market demographically. We have a relatively small presence in a market that's dominated by the top three players who have almost 50% of the market.

                      Let's talk a little bit about the rationalization for the sale of Florida. Very simply, it's been an inefficient use of Huntington's capital. We are earning single-digit returns on equity in Florida as we speak. And this represents approximately 30% of our capital. We have capital of about $2.4 billion. We've got 30% of that, roughly $700 million, tied up in Florida.

                      There's about $540 million of goodwill. And in addition, we have the tangible equity that is required to support the roughly $2, $2-1/4 billion of loans. If you add those numbers up, you come up to just about $700 million.

                      Florida is a wonderful growth market, no question about it. I think Florida, if we had a smaller investment of our capital down there, we probably would consider staying with.

                      But it simply is going to be very difficult for us mathematically to generate attractive returns on equity for the company if we have 30% of the equity tied up in a business that is earnings single-digit rates.

                      I also would tell you that the - that we've looked very hard at this to see if our Florida franchise is a problem vis-a-vis what other folks are doing. Particularly on the deposit side, it's interesting. The margins on deposits in Florida -- and this is true for the banks as a whole, not just Huntington -- are a lot less attractive than they are for the rest of the Huntington franchise, for example.

                      And it's simply a function of deposit mix. We have significantly - we have about 6% or 7% more CDs in our mix in Florida, as do almost all the banks, versus what we would have in the Midwest part of the Huntington franchise.

                      That translates into about a 15% to 20% reduced deposit margin. So it's just a - it's a very strong growth market. But it's not quite as profitable because of the deposit mix.

                      It's not geographically strategic for us. If you look at - if you think of Huntington, we're a Midwest company with a Florida appendage. It is not strategically linked to the rest of the company. As I mentioned, we're a smaller player in a concentrated market.

                      The intent is to take the - is to use the capital that will be freed up from the Florida sale first of all to replenish our capital coffers. And when I say replenish our capital coffers, I mean that we are going to adjust our capital - tangible equity capital back to a minimum of 6-1/2%. Then we will take whatever excess capital is available and use it to repurchase stock. The sale will be accretive, not just in 2002, but also in 2003.

                      So just a quick recap, we're cutting the dividend 20% -- we've talked - tried to explain the rationale behind the reduction -- the sale of lower margin assets. We're taking a $140 million restructuring charge, consolidating 12% of the branches. And we're getting ready to sell Florida.

                      Let me see if we can give you a little guidance on 2001 and 2002 earnings projections. Just to refresh your memories, this slide just looks - just takes a look at the first quarter reported numbers. And we will be reporting second quarter numbers on Tuesday. And those numbers will be consistent with the previous guidance of 27 to 29 cents per share that we have given you.

                      The first quarter here what we've done is just annualized the numbers. The run-rate in the first quarter was $1.10 a share on an annual basis, net interest margins 393 basis points -- that actually was up nicely from 370 in the first - in the fourth quarter -- charge-offs 55 basis points, sky-high efficiency ration of 61 basis points.

                      Let's look at the key assumptions or drivers of the - for second half earnings. Loan growth 6% to 8% annualized, I think the margin will stay pretty much in the $3.90 to $3.95 range. Charge-offs will pick up from the first quarter level 65 basis points. That's about the level we expect for the year.

                      Revenue growth 2% to 4%, you're getting slower revenue growth because you are also divesting or selling some of your other earning assets -- i.e. investment portfolio, et cetera. So you don't get the increase in the net interest income. Your total earnings assets are just not growing as rapidly.

                      Efficiency ratio of 57% to 59% versus 61% in the first quarter, when you take those assumptions, factor them in a model, you come up someplace in the range of $1.15 to $1.17. Street estimate for us right now is $1.14.

                      Now the tangible equity ratio, we're assuming that Florida will get consummated in - the sale of Florida will be consummated in the fourth quarter. Once Florida is sold, we estimate that our tangible equity ratio will be someplace in the 9% to 10% range.

                      It obviously depends on what kind of a deposit premium we receive on the sale. But this takes us from being a marginally capitalized company to a significantly over-capitalized company in one fell swoop.

                      Let's move to 2002, the key drivers or assumptions -- loan growth basically the same, 5% to 7%, margin basically the same, $3.95 to $4. Charge-offs we're going to assume in this model that charge-offs don't come down.

                      Now you can argue that - well why don't they come down, you've just set aside a significant amount of reserves. We're trying to be a little conservative here. And it's a little early in the game to be projecting significant declines in charge-offs.

                      Obviously the economic performance - the economy next year will dictate what happens here. But we've got what we think is a fairly conservative assumption here.

                      Revenue growth starts to pick up and be more consistent with loan growth, because the run-down in the other earnings assets has basically been accomplished. Efficiency ratio starts to move down a little further, 55% to 57%. All of these projections assume that Florida was sold in the fourth quarter, so it's not in these numbers at all.

                      Now let's build the 2002 earnings projection. Let's start with $1.15, $1.17 for 2001. With the factors that we mentioned on the previous page, those assumptions model out to 12 to 13 cents growth.

                      The run-rate impact of the restructuring charge and the branch consolidation is in the 4 to 6 cent per share range. Let me skip over Florida for just a second. The elimination of goodwill amortization is worth 11 cents a share to us next year. That's probably a larger percent increase for us than a lot of our peer banks.

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                      In Florida we've assumed 2 to 6 cents accretion. The
                      accretion in 2002 is going to be a function of three variables -- One, what deposit premium do we get; Two, what - how much stock do we buy back and what is the timing of that stock buy-back in 2002; and Three, what's the price that we buy it back at?

                      So you can all use your own assumptions on that. The point we would make is that you're going to get - this assumes about $300 to $400 million stock buy-back in 2002.

                      You're going to get - that is by no means all of the capital that gets freed up. You're going to have accretion in 2003 if that assumption is correct, given what we think we probably will get for Florida. Those assumptions bring you down to $1.44 to $1.53 for 2002.

                      Let me now turn the podium back over to Tom Hoaglin, who I think is going to make some wrap-up comments. Thank you.

Tom Hoaglin:          Mike and Ron, thanks. So going forward we expect to
                      capture opportunity for near term value creation. We've certainly talked a lot about that and our particular action steps today.

                      A culture of performance with relentless focus on execution -- execution is very much a key -- leveraging our core markets, being the local bank with a strategy of being customer-centric -- pardon me -- a lot of financial discipline, and a much stronger capital base.

                      In sum, we are committed to growing earnings per share and rebuilding shareholder value. We think we're taking decisive actions to strengthen Huntington and position it for future growth. Our problems are fixable. And we have the management team to execute our strategies and grow this franchise.

                      Now we'll take...

Mike McMennamin:      ...percent. The capital that gets freed up with the sale
                      used from a tangible equity standpoint is at $530 million, plus let's just assume 6-1/2% tangible equity on a little bit over $2 billion of assets.

                      So it's about $140 million that you'd free up that way. So you've got just about $700 million of tangible equity that would be freed up with the sale of Florida, if you sold it at book value.

                      Anything north of that number, obviously, would generate an after-tax gain which would be incremental capital that would be create through the sale and would also therefore be available to fill up our equity coffers as well as to buy back stock.

Man:                  (Unintelligible).

Mike McMennamin:      Well we're not going to get into those numbers. But we've
                      already suggested to you that we have a $700 million investment that's earning in the single-digit range.

Tom Hoaglin:          Yes, sir?

Man: Last time Huntington presented in New York -- I don't know, it was maybe two, three years ago -- you talked about - they talked about turning around Michigan. And it appears not much has happened since then. Why should we believe that Michigan will be turned around this time? What are you doing differently that you think you could revitalize that?

Tom Hoaglin:          I'm not intimately familiar with all of the things that
                      were said and were certainly done at the last - after the last time around.

                      Let me just tell you that I feel that we have a stronger management team. I think we're more focused. I think we'll follow through this time around. We'll get it right. We're going to have better leadership in Michigan.

                      And the proof's in the pudding. So you're entitled to be from Missouri. But I hope I'm leaving you with an impression that this time we mean business.

Man: Just returning to the topic of the Florida franchise sales, will all of the assets from Florida also be transferred in terms of the loan assets? And likewise, will the acquirer be entering into any agreements on - or with lessors and/or auto lenders in Florida when they assume the branches?

Mike McMennamin:      The $2.2 billion in loans that we showed on the slide
                      would exclude about $800 million of auto loans and leases.
                      We certainly would offer those - that $800 million - we will offer that $800 million loan portfolio to the buyer.
                      We'll just have to see what the buyer - who the buyer is and exactly what their interest is.

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Tom Hoaglin:          Yes, sir?

Man: Yes, I just wanted to ask, on the auto business, what do you think would be an optimal size for that business relative to the total? And if you could, give us a sense for what you think the bottom range of the cycle is on the profitability for that business.

Tom Hoaglin:          Well we - if you mean the bottom range on the
                      profitability, I think what we showed was a range of 13% to 16% return on equity. So we would say the bottom range would be 13%.

Man:                  (Unintelligible).

Mike McMennamin:      The lower end of the range, if you just do the math on
                      that, certainly could be below 13%. We think that the average over the cycle will be 13% to 16%, using what we think are fairly conservative capital allocation assumptions.

                      I think one of the things that is going to help us in the auto business is it certainly is a cyclical business with spreads getting extremely wide at times, spreads narrowing at times. We will no longer be dependent upon that business from a volume standpoint. We're not going to be trying to maximize the growth in that business.

                      We're going to be trying to manage the growth of that business within the context of the growth of the Huntington total portfolio. We think that that will give us the opportunity at those points in the cycle when there's a lot of pricing pressure to back away from the market somewhat.

                      It's very difficult however to just say at that point - at the low point in the cycle, we're not a lender there at all, because if you want to get back into that market later on when conditions have improved, in essence, the only way you get back in with the dealers is by being the low-priced provider.

                      We don't want to be the low-priced provider over a cycle. We've got ourselves convinced that over a cycle that our business model will work and will generate reasonable returns on equity, low to mid-teens, on what we feel is a fairly conservative capital estimate in terms of the capital being allocated to the business.

Tom Hoaglin:          Go ahead.

Fred: Can you talk about the profitability of the other states, Michigan, Ohio, Indiana, and West Virginia?

                      And also I didn't hear you all talk about what your outlook is for your mortgage business. Are you - in the mortgage banking business, are you committed to that business? Or is that possibly up for sale as well at some point?

Tom Hoaglin:          Well let me tackle the mortgage part of that. Then, Mike,
                      I'll ask you to tackle the state-by-state.

                      The mortgage business for Huntington is not a large business. It has been, as has been the case with other companies, a good business this year. We're pleased with our production and our origination volumes.

                      Interestingly, about 50% of our Florida mortgage production comes through our branch system. So that certainly implies a shrinkage - somewhat of a shrinkage in the business. We expect to remain an originator in the State of Florida, as some of the others are who don't have a physical presence.

                      I think, Fred, honestly, because it is not a large business for us, it's not particularly an area of intensive focus right now for us strategically. But we like what it's doing at present.

                      Mike, do you want to talk about...

Mike McMennamin:      Fred, we're not prepared right now to give
                      market-by-market profitability. I'll tell you in a directional sense that the Ohio franchise and, interestingly enough, the Indiana franchise, which is a tiny (unintelligible) -- it's only $1/2 billion, $600 million of deposits -- are the profit leaders.

                      Michigan is challenged as we've already discussed today. And the profitability in West Virginia would be less than it is in the Ohio and the Indiana markets.

                      Indiana is fascinating because we've just got a very small presence, which sort of belies sort of the conventional wisdom that you have to have a big market presence to be relatively profitable. I think it does help. But Indiana seems to be an outlier in that area.

Tom Hoaglin:          Yes, sir?

Man: ...(unintelligible) Florida. Would you go over again what might be available for share repurchase subsequently?

Mike McMennamin:      Well let me do it a little differently for you. Let's just assume we sell Florida with no gain whatsoever. We sell it for the $540 million asset off our - goodwill off our books, and that's all we achieve.

                      From a tangible equity standpoint, that would free up the 540 - our tangible equity would go up by $540 million. Plus we'd take approximately $2-1/4 billion of assets off the books, which frees up another about $145 million of capital. So the sale of Florida, if we book no gain whatsoever, would free up about - just a little bit shy of $700 million of capital.

                      Now that $700 million, if we went in at 6-1/2%, if our objective is to maintain a minimum tangible equity asset ratio of 6-1/2%, if we entered the Florida at - and were at the 6-1/2%, then we would have $700 million in that example to spend for stock acquisition.

                      In essence, we're just a little bit short of the 6-1/2% going into - at the end of the second quarter before the restructuring charge. So we've got to in essence supplement the capital to the amount of the restructuring charge, which will be a total of $140 million, plus another perhaps $20 million that we are short of the 6-1/2% before the restructuring charge.

                      So in that example, that would take - $160 million would be required to get us up to the 6-1/2%. And then the remaining $540 million would be available for stock repurchase.

                      That would be assuming that we sell the Florida franchise at our cost, which as we said is something less than 12%. So we'd be very surprised - very very surprised if that number were what the market was willing to pay.

Tom Hoaglin:          Yes, sir?

Man: Okay, that's some more detail. But I was wondering, when you put up the slide that showed a single-digit ROE for Florida, were you referring to the $540 million or the $700 million with this additional 6-1/2% capital?

Mike McMennamin:      Referring to the $700 million.

Man:                  Referring to $700.

Mike McMennamin:      Because that's the book equity - that's the equity that we have on the books, including capitalizing that part of the franchise at 6-1/2%.

Man: Okay. So even if you assume an 8% ROE, it's 20% of your profits (unintelligible) Florida.

Mike McMennamin:      Assuming an 8% ROE...

Man:                  On $700 million, that's $56 million.  And you have...

Mike McMennamin:      Right.

Man:                  ...roughly $280 million projected of net income this year.

Mike McMennamin:      Your math is correct.

Man: Okay. And unless you do a 25% stock buy-back, I don't see how that's not dilutive.

                      One thing in the slides in the '02 projections was goodwill being added back of 10 to 11 cents. Does that include goodwill from Florida?

Mike McMennamin:      The 11 cents?

Man:                  Yes.

Mike McMennamin:      The 11 cents is - whether we sell Florida or do not sell
                      Florida, the 11 cents would be included in the 2001 - I'm sorry, the 2002 estimate, because the amortization of that goes away. So that issue, whether you sell Florida do not, still adds 11 cents.

Man: No, but if you sell Florida, you no longer have the goodwill, right?

Mike McMennamin:      Correct.

Man: So why would that be added back? I guess I'm confused on that. I don't see...

Mike McMennamin:      Maybe we can discuss it afterwards.

Man:                  How much of your goodwill is in Florida?  Let me ask that.

Mike McMennamin:      I think it's $530 million of a total of $700-plus million,
                      I think is the number.

Man: Okay. And then lastly, the lease residual insurance, (KeyCorp) had lease residual insurance too. But they just announced a restructuring charge, a portion of which was allocated to an insurance counter-party, which is now defunct. How does - so it basically turned - it turned the lease residual exposure, if you will, into insurance counter-party exposure.

Mike McMennamin:      Yes.

Man: Who is your counter-party? If you're not willing to disclose who it is, are they in good financial condition? And did...

Mike McMennamin:      They're an AA-rated carrier. The carrier is rated AA.
                      We're not going to disclose who it is. But it is an AA-rated carrier.

Man: (Unintelligible) the single-digit ROE in Florida, that's after the goodwill amortization?

Mike McMennamin:      No, we backed that out.  That's before the goodwill.

Man:                  So you're earning single digits on $700 million of...

Mike McMennamin:      Right.

Man: ...investment before goodwill amortization. After goodwill amortization is Florida making any money?

Mike McMennamin:      I'm sorry, I...

Man: If you were to take out the goodwill from Florida, is Florida making any GAAP profit under current accounting...

Mike McMennamin:      Very little.

Man:                  Okay.

Mike McMennamin:      Very little.

Man:                  Now I see how it's accretive.  Thank you very much.

Tom Hoaglin:          Yes, sir?

Man: Good afternoon. A couple of questions, I wanted - you had the slides with the branch share and the deposit share.
                      If you were to like over two or three years be able to get your deposit share up to your branch share, how much deposit (unintelligible) would that be?

Ron Baldwin:          I haven't looked at it that way. That's - I can do that
                      arithmetic off that slide with you.

Man:                  Okay.

Ron Baldwin:          Yes.

Man: All right. I guess another question I had was, could you give us a sense of what the cash yield on your NPAs are or what the negative carry may be?

Mike McMennamin:      The cash yield on the non-performing assets?

Man:                  Please.

Mike McMennamin:      I don't have a number. I'm going to assume that it
                      probably is something just north of the prime rate.

Man:                  Thank you.

Mike McMennamin:      And then...

Tom Hoaglin:          Other questions?  John?

John: Obviously timing of buy-back is one of the most important factors in the analysis. What are you guys thinking in terms of if the sale gets done before year end, the timing of the buy-back?

                      And then second just sort of a cleanup question, in the Private Financial Group, does the revenue there exclude whatever was in Florida?

Tom Hoaglin:          We've - to the latter point, John, we've had not
                      significant Private Financial Group revenue in Florida.

Mike McMennamin:      And the first question was what?

John: What you guys are thinking if the sale gets done at the end of the year.

Mike McMennamin:      Well we - that's obviously a key issue. And we're just
                      exploring the different alternatives that we have. You know, obviously, the - I guess the three alternatives are just open market purchases, an accelerated buy-back program, or perhaps a Dutch auction. There's been no decision made on either of those methodologies or as to what the timing might be.

Tom Hoaglin:          But I think, Mike, our models, in other words, what our
                      projections are predicated on or...

Mike McMennamin:      Well we've assumed that we would buy back about $300 to
                      $400 million in 2002.

Tom Hoaglin:          Other questions?  Anybody else?  Great.

                      Well we really appreciate your attention today. As I said, we realize it's been along time since Huntington was before you. We look forward to regular communications like this and in other ways in the future.

                      We've tried to tell a much different story about Huntington today than Huntington has told in the past. I hope it's come through that we are very excited about our prospects in the future.

                      It's going to involve a lot of hard work. But we're quite confident about what we're going to be able to achieve. And we're going to look forward to sharing that with you as we go forward.

                      Laurie, we will have a reception in the (Reed) Ballroom right across the way, is that right?

Laurie Counsel:       Yes.

Tom Hoaglin:          Okay.  Thanks very much for joining us.


                                       END